Exhibit (h) (xxii) (a)

AMENDMENT ONE TO FUND PARTICIPATION AGREEMENT

Amendment One to the July 16th, 2010 Participation Agreement (“Agreement”) as amended, is dated as of October 24, 2011, by and among Wells Fargo Variable Trust, The Guardian Insurance & Annuity Company, Inc., a Delaware life insurance company (the “Company”) and Guardian Investor Services LLC (the “Insurance Underwriter”), a broker-dealer affiliated with the Company.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

The Guardian Insurance & Annuity Company, Inc.

By its authorized officer:

By:	/s/ Douglas Dubitsky
Name:	Douglas Dubitsky
Title:	VP
Date:	10/25/11

Guardian Investor Services LLC

By its authorized officer:

By:	/s/ John H. Walter
Name:	John H. Walter
Title:	SVP & Controller
Date:	10/31/11

Wells Fargo Variable Trust

By its authorized officer:

By:	/s/ Andrew Owen
Name:	Andrew Owen
Title:	Assistant Secretary
Date:	October 24, 2011

Schedule A

Separate Accounts, Contracts and Designated Portfolios

Registered Accounts of the Company Investing in the Trust

Effective as of the date the Amendment was executed, the following separate accounts of the Company are subject to the Agreement:

Name of Account	Date Established by Board of Directors of the Company	SEC 1940 Act Registration Number	Type of Product Supported by Account
Separate Account R	3/12/2003	811-21438	Annuity
Separate Account N	9/23/1999	811-09725	Life

Classes of Contracts

Supported by Separate Accounts

Listed on Schedule 1

Effective as of the date the Agreement was executed, the following classes of Contracts are subject to the Agreement:

Marketing Name	SEC 1933 Art Registration Number	Contract Form Number	Annuity or Life
The Guardian investor Variable Annuity L Series	333-153839		Annuity
The Guardian Investor Variable Annuity B Series	333-153840		Annuity
Executive Benefits VUL	333-151073		Life
Executive Benefits VUL II	333-176499		Life
Executive Benefits Corporate Sponsored VUL II	333-176499		Life
Executive Benefits Gateway VUL	333-176500		Life

Trust Share Series and Classes

Available Under

Each Class of Contracts

Effective as of the date the Agreement was executed, the following Class 2 Variable Trust Funds in the following Series are available under the Contracts, as shown. This Schedule may also include other current and future Class 2 Variable Trust Funds.

Wells Fargo Advantage VT Discovery Fund

Wells Fargo Advantage VT Index Asset Allocation Fund

Wells Fargo Advantage VT International Equity Fund

Wells Fargo Advantage VT Intrinsic Value Fund

Wells Fargo Advantage VT Omega Growth Fund

Wells Fargo Advantage VT Opportunity Fund

Wells Fargo Advantage VT Small Cap Growth Fund

Wells Fargo Advantage VT Small Cap Value Fund

Wells Fargo Advantage VT Total Return Bond Fund

Effective as of the date the Agreement was executed, the following Trust Classes and Series are available under the Contracts:

Contract Marketing Name	Fund/Series — Share Classes
Wells Fargo Advantage VT International Equity Fund	Class 2
Wells Fargo Advantage VT Small Cap Value Fund	Class 2